UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

DLocal Limited
(Name of Issuer)

Class A common shares, par value $0.002 per share
(Title of Class of Securities)

G29018101
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G29018101	SCHEDULE 13G	Page 2 of 32

1	NAME OF REPORTING PERSON General Atlantic, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G29018101	SCHEDULE 13G	Page 3 of 32

1	NAME OF REPORTING PERSON General Atlantic DO B.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,310,939
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,310,939

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,310,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G29018101	SCHEDULE 13G	Page 4 of 32

1	NAME OF REPORTING PERSON General Atlantic Coöperatief U.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,310,939
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,310,939

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,310,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.4%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G29018101	SCHEDULE 13G	Page 5 of 32

1	NAME OF REPORTING PERSON General Atlantic Partners (Bermuda) IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,310,939
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,310,939

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,310,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 6 of 32

1	NAME OF REPORTING PERSON General Atlantic Partners (Bermuda) EU, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 7 of 32

1	NAME OF REPORTING PERSON General Atlantic Partners (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 8 of 32

1	NAME OF REPORTING PERSON General Atlantic Coöperatief, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,310,939
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,310,939

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,310,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 9 of 32

1	NAME OF REPORTING PERSON GAP (Bermuda) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 10 of 32

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G29018101	SCHEDULE 13G	Page 11 of 32

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G29018101	SCHEDULE 13G	Page 12 of 32

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G29018101	SCHEDULE 13G	Page 13 of 32

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 14 of 32

1	NAME OF REPORTING PERSON General Atlantic GenPar (Lux) SCSp
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 15 of 32

1	NAME OF REPORTING PERSON General Atlantic (Lux) S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON CO

CUSIP No. G29018101	SCHEDULE 13G	Page 16 of 32

1	NAME OF REPORTING PERSON General Atlantic GenPar (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 57,660,766
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 57,660,766

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 57,660,766
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 35.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 17 of 32

1	NAME OF REPORTING PERSON General Atlantic Partners 100, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 349,827
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 349,827

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,827
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 18 of 32

1	NAME OF REPORTING PERSON General Atlantic (SPV) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 349,827
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 349,827

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,827
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON OO

CUSIP No. G29018101	SCHEDULE 13G	Page 19 of 32

1	NAME OF REPORTING PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 349,827
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 349,827

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,827
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 20 of 32

1	NAME OF REPORTING PERSON General Atlantic (DLO), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 349,827
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 349,827

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 349,827
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON PN

CUSIP No. G29018101	SCHEDULE 13G	Page 21 of 32

ITEM 1.	(a)	Name of Issuer

DLocal Limited (the “Company”).

	(b)	Address of Issuer’s Principal Executive Offices

Dr. Luis Bonavita, 1294, 11300, Montevideo, Uruguay.

ITEM 2.	(a)	NameS of PersonS Filing

This statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”).

	(i)	General Atlantic, L.P. (“GA LP”);

	(ii)	General Atlantic DO B.V. (“GA DO”);

	(iii)	General Atlantic Coöperatief U.A. (“GA Coop UA”);

	(iv)	General Atlantic Partners (Bermuda) IV, L.P. (“GAP Bermuda IV”);

	(v)	General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”);

	(vi)	General Atlantic Partners (Lux) SCSp (“GAP Lux”);

	(vii)	General Atlantic Coöperatief, L.P. (“GA Coop LP”);

	(viii)	GAP (Bermuda) L.P. (“GAP (Bermuda) LP”);

	(ix)	GAP Coinvestments III, LLC (“GAPCO III”);

	(x)	GAP Coinvestments IV, LLC (“GAPCO IV”);

	(xi)	GAP Coinvestments V, LLC (“GAPCO V”);

	(xii)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”);

	(xiii)	General Atlantic GenPar (Lux) SCSp (“GA GenPar Lux”);

	(xiv)	General Atlantic (Lux) S.à r.l. (“GA Lux”);

	(xv)	General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”);

	(xvi)	General Atlantic (DLO), L.P. (“GA DLO”);

	(xvii)	General Atlantic Partners 100, L.P. (“GAP 100”);

	(xviii)	General Atlantic (SPV) GP, LLC (“GA SPV”); and

	(xviv)	General Atlantic GenPar, L.P. (“GA GenPar”)

CUSIP No. G29018101	SCHEDULE 13G	Page 22 of 32

GAP (Bermuda) IV, GAP (Bermuda) EU, GAP Lux, GA Coop LP and GAP 100 are collectively referred to as the “GA Funds.” GAPCO III, GAPCO IV, GAPCO V and GAPCO CDA are collectively referred to as the “Sponsor Coinvestment Funds.”

(b)	Address of Principal Business Office

The address of GAP (Bermuda) LP, GenPar Bermuda, GAP Bermuda IV, GA Coop LP and GAP Bermuda EU is c/o Conyers Client Services (Bermuda) Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The address of GA DO and GA Coop UA is c/o General Atlantic, Prinsengracht 769, Amsterdam, 1017 JZ The Netherlands. The address of GA Lux, GA GenPar Lux, and GAP Lux is Luxembourg is 412F, Route d’Esch, L-1471 Luxembourg. The address of each of the Sponsor Coinvestment Funds, GAP 100, GAP SPV, GA GenPar and GA LP is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.

(c)	Citizenship

(i)	GA LP – Delaware

(ii)	GA DO – The Netherlands

(iii)	GA Coop UA - The Netherlands

(iv)	GAP Bermuda IV - Bermuda

(v)	GAP Bermuda EU – Bermuda

(vi)	GAP Lux - Luxembourg

(vii)	GA Coop LP - Bermuda

(viii)	GAP (Bermuda) LP – Bermuda

(ix)	GAPCO III - Delaware

(x)	GAPCO IV - Delaware

(xi)	GAPCO V - Delaware

(xii)	GAPCO CDA - Delaware

(xiii)	GA GenPar Lux - Luxembourg

(xiv)	GA Lux - Luxembourg

(xv)	GenPar Bermuda - Bermuda

(xvi)	GA DLO - Delaware

(xvii)	GAP 100 - Delaware

(xviii)	GA SPV - Delaware

(xviv)	GA GenPar - Delaware

CUSIP No. G29018101	SCHEDULE 13G	Page 23 of 32

	(d)	Title of Class of Securities

Class A common shares, par value $0.002 per share (the “Class A common shares”)

	(e)	CUSIP Number

G29018101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not Applicable.

ITEM 4.	OWNERSHIP

As of December 31, 2022, the Reporting Persons owned the following number of the Company’s common stock:

	(i)	GA LP owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(ii)	GA DO owned of record 57,310,939 Class A common shares or 35.4% of the issued and outstanding Class A common shares

	(iii)	GA Coop UA owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(iv)	GAP Bermuda IV owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(v)	GAP Bermuda EU owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(vi)	GAP Lux owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(vii)	GA Coop LP owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(viii)	GAP (Bermuda) LP owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(ix)	GAPCO III owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(x)	GAPCO IV owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(xi)	GAPCO V owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

	(xii)	GAPCO CDA owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

CUSIP No. G29018101	SCHEDULE 13G	Page 24 of 32

(xiii)	GA GenPar Lux owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xiv)	GA Lux owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xv)	GenPar Bermuda owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xvi)	GA DLO owned of record 349,827 Class A common shares or 0.2% of the issued and outstanding Class A common shares

(xvii)	GAP 100 owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xviii)	GA SPV owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

(xviv)	GA GenPar owned of record no Class A common shares or 0.0% of the issued and outstanding Class A common shares

GA DO is a wholly owned subsidiary of GA Coop UA. The GA Funds, other than GAP 100, and the Sponsor Coinvestment Funds share beneficial ownership of the shares of Class A common shares held of record by GA DO. The GA Funds, other than GAP Bermuda IV and GA Coop LP, and the Sponsor Coinvestment Funds share beneficial ownership of the shares of Class A common shares held of record by GA DLO. GA SPV is the general partner of GA DLO. General Atlantic GenPar is the general partner of GAP 100. GA LP, which is controlled by the Management Committee of GASC MGP LLC, LLC (the “GA Management Committee”), is the sole member of GA SPV, the managing member of GAPCO III, GAPCO IV and GAPCO V and the general partner of GAPCO CDA and GA GenPar. The general partner of GAP Lux is GA GenPar Lux and the general partner of GA GenPar Lux is GA Lux. The general partner of GAP Bermuda IV and GAP Bermuda EU and the sole shareholder of GA Lux is GenPar Bermuda. GAP (Bermuda) LP, which is also controlled by the GA Management Committee, is the general partner of GenPar Bermuda and GA Coop LP. As of the date hereof, there are nine members of the GA Management Committee. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares that each owns of record. Each of the members of the GA Management Committee disclaims ownership of the Class A common shares reported herein except to the extent that he has a pecuniary interest therein. The name, the address and the citizenship of each of the members of the GA Management Committee as of the date hereof is attached hereto as Schedule A and is hereby incorporated by reference.

Amount Beneficially Owned:

By virtue of the relationship described above, each of the Reporting Persons may be deemed to beneficially own the shares of Class A common stock indicated on row (9) on such Reporting Person’s cover page included herein.

Percentage Owned:

All calculation of percentage ownership herein are based on an aggregate of 161,930,899 Class A common shares reported by the Company to be outstanding as of September 15, 2022 as reflected in the Company's Proxy Statement, filed on Form 6-K with the U.S. Securities and Exchange Commission on October 5, 2022.

CUSIP No. G29018101	SCHEDULE 13G	Page 25 of 32

Number of Shares as to Which Such Person Has Sole/Shared Power to Vote or to Direct the Vote and Sole/Shared Power to Dispose or to Direct the Disposition of:
(i)	Each of the Reporting Persons may be deemed to have the sole power to direct the voting and dispositions of the Class A common shares as indicated on such Reporting Person’s cover page included herein.

(ii)	Each of the Reporting Persons may be deemed to share the power to direct the voting and dispositions of the Class A common share indicated on such Reporting Person’s cover page included herein.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2, which states the identity of the members of the group filing this Schedule 13G.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.	CERTIFICATION

Not Applicable.

CUSIP No. G29018101	SCHEDULE 13G	Page 26 of 32

Exhibit Index

Exhibit 1:	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. G29018101	SCHEDULE 13G	Page 27 of 32

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2023

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC DO B.V.

By:	/s/ I.M. van der Hoorn
	Name:	I.M. van der Hoorn
	Title:	Director A

By:	/s/ Rik van Velzen
	Name:	Rik van Velzen
	Title:	Director B

GENERAL ATLANTIC COÖPERATIEF U.A.

By:	/s/ I.M. van der Hoorn
	Name:	I.M. van der Hoorn
	Title:	Director A

By:	/s/ Rik van Velzen
	Name:	Rik van Velzen
	Title:	Director B

CUSIP No. G29018101	SCHEDULE 13G	Page 28 of 32

GENERAL ATLANTIC PARTNERS (BERMUDA) IV, L.P.

By:	GENERAL ATLANTIC GENPAR (BERMUDA), L.P., its general partner

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	GENERAL ATLANTIC GENPAR (BERMUDA), L.P., its general partner

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. G29018101	SCHEDULE 13G	Page 29 of 32

GENERAL ATLANTIC PARTNERS (LUX) SCSP

By:	GENERAL ATLANTIC GENPAR (LUX) SCSP, its general partner

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ William Blackwell
	Name:	William Blackwell
	Title:	Manager B

GENERAL ATLANTIC COÖPERATIEF, L.P.

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) L.P.

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. G29018101	SCHEDULE 13G	Page 30 of 32

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (LUX) SCSP

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ William Blackwell
	Name:	William Blackwell
	Title:	Manager B

CUSIP No. G29018101	SCHEDULE 13G	Page 31 of 32

GENERAL ATLANTIC (LUX) S.À R.L.

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ William Blackwell
	Name:	William Blackwell
	Title:	Manager B

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	General Atlantic, L.P., its general partner

By	/s/ Christopher Lanning
	Name:	Christopher Lanning
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By	/s/ Kelly Pettit
	Name:	Kelly Pettit
	Title:	Managing Director

CUSIP No. G29018101	SCHEDULE 13G	Page 32 of 32

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (DLO), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

SCHEDULE A

Members of the GA Management Committee (as of the date hereof)

Name	Address	Citizenship
William E. Ford (Chief Executive Officer)	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Gabriel Caillaux	23 Savile Row London W1S 2ET United Kingdom	France
Andrew Crawford	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Martin Escobari	55 East 52nd Street 33rd Floor New York, New York 10055	Bolivia and Brazil
Anton J. Levy	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Sandeep Naik	Asia Square Tower 1 8 Marina View, #41-04 Singapore 018960	United States
Graves Tompkins	55 East 52nd Street 33rd Floor New York, New York 10055	United States
N. Robbert Vorhoff	55 East 52nd Street 33rd Floor New York, New York 10055	United States
Eric Zhang	Suite 5704-5706, 57F Two IFC, 8 Finance Street Central, Hong Kong, China	Hong Kong SAR

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 13, 2023

GENERAL ATLANTIC, L.P.

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC DO B.V.

By:	/s/ I.M. van der Hoorn
	Name:	I.M. van der Hoorn
	Title:	Director A

By:	/s/ Rik van Velzen
	Name:	Rik van Velzen
	Title:	Director B

GENERAL ATLANTIC COÖPERATIEF U.A.

By:	/s/ I.M. van der Hoorn
	Name:	I.M. van der Hoorn
	Title:	Director A

By:	/s/ Rik van Velzen
	Name:	Rik van Velzen
	Title:	Director B

GENERAL ATLANTIC PARTNERS (BERMUDA) IV, L.P.

By:	GENERAL ATLANTIC GENPAR (BERMUDA), L.P., its general partner

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	GENERAL ATLANTIC GENPAR (BERMUDA), L.P., its general partner

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS (LUX) SCSP

By:	GENERAL ATLANTIC GENPAR (LUX) SCSP, its general partner

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ William Blackwell
	Name:	William Blackwell
	Title:	Manager B

GENERAL ATLANTIC COÖPERATIEF, L.P.

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) L.P.

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	GENERAL ATLANTIC, L.P., its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	GENERAL ATLANTIC, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (LUX) SCSP

By:	GENERAL ATLANTIC (LUX) S.À R.L., its general partner

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ William Blackwell
	Name:	William Blackwell
	Title:	Manager B

GENERAL ATLANTIC (LUX) S.À R.L.

By:	/s/ Ingrid van der Hoorn
	Name:	Ingrid van der Hoorn
	Title:	Manager A

By:	/s/ William Blackwell
	Name:	William Blackwell
	Title:	Manager B

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (BERMUDA) L.P., its general partner

By:	GAP (BERMUDA) GP LIMITED, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS 100, L.P.

By:	GENERAL ATLANTIC GENPAR, L.P., its general partner

By:	General Atlantic, L.P., its general partner

By	/s/ Christopher Lanning
	Name:	Christopher Lanning
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By	/s/ Kelly Pettit
	Name:	Kelly Pettit
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic, L.P., its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (DLO), L.P.

By:	GENERAL ATLANTIC (SPV) GP, LLC, its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director